American Eagle Energy Announces Exercise of Purchase Option and Updated 2014 Capital Budget

Denver, CO—March 10, 2014—American Eagle Energy (NYSE MKT: AMZG) (“American Eagle” or the “Company”) announced the exercise of its option to purchase increased working interests in its Spyglass Area and updated its 2014 capital budget.

The Company has notified its JV Partner in its Spyglass Area of the exercise of its purchase option to increase its working interests on existing acreage from ~44% to 55% in its total Spyglass Area and from ~51% to 60% in its proved area of Spyglass for total consideration of $47 million. This increased working interest equates to approximately 8,244 net acres and is estimated to contribute approximately 450 barrels of oil equivalent per day of production. The Company and Ryder Scott estimate that the acquired interests at closing will have total proved reserves of 2.3 MMboe and a Pre-Tax PV-10 of $55 million. The acquisition is scheduled to close on March 31, 2014 and will have an effective date of June 1, 2013 which could decrease the net purchase price of the acquisition adjusting for net production since the effective date.

The Company is also updating its 2014 capital budget to include a continual two rig horizontal drilling program on the Company’s ~37,900 pro forma net acres in the Spyglass Area of the Williston Basin. The Company plans on spending $86.1 million on drilling and completion activity. The Company plans to spend $82.2 million to drill 24 gross (13.8 net) operated wells and $3.9 million to participate in 0.6 net non-operated wells by year-end 2014.

The following table lays out the updated 2014 drilling and completion budget:

	2014 Drilling Budget ending 12/31/14
Spyglass	Planned Gross Wells	Planned Net Wells	Drilling Budget ($MM)
Operated	24	13.8	$82.2
Non-Operated	12	0.6	3.9
Total	36	14.4	$86.1

The Company’s previously announced preliminary 2014 operated drilling budget called for the drilling of 21 gross (10 net) operated wells for approximately $65 million.

ABOUT AMERICAN EAGLE ENERGY CORPORATION

American Eagle Energy Corporation is an independent exploration and production operator that is focused on acquiring acreage and developing wells in the Williston Basin of North Dakota, targeting the Bakken and Three Forks shale oil formations. The Company is based in Denver, CO. More information about American Eagle can be found at www.americaneagleenergy.com or by contacting investor relations at 303-798-5235 or ir@amzgcorp.com. Company filings with the Securities and Exchange Commission can be obtained free of charge at the SEC’s website at www.sec.gov.

SAFE HARBOR

This press release may contain forward-looking statements regarding future events and the Company’s future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this press release regarding the Company’s financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this report, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “possible,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties and important factors (many of which are beyond the Company’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the amount we may invest, the location, and the scale of the drilling projects in which we intend to participate; our beliefs with respect to the potential value of drilling projects; our beliefs with regard to the impact of environmental and other regulations on our business; our beliefs with respect to the strengths of our business model; our assumptions, beliefs, and expectations with respect to future market conditions; our plans for future capital expenditures; and our capital needs, the adequacy of our capital resources, and potential sources of capital.

The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

INVESTOR RELATIONS CONTACT:

Marty Beskow, CFA

Vice President of Capital Markets and Strategy

American Eagle Energy Corporation

720-330-8378

ir@amzgcorp.com

www.americaneagleenergy.com